                                                                                                 Exhibit 11

                                      ENGINEERED SUPPORT SYSTEMS, INC.
                              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (in thousands, except per share amounts)

                                                        Three Months Ended            Nine Months Ended
                                                             July 31                       July 31
                                                   --------------------------    --------------------------
                                                       2003           2002           2003           2002
                                                   -----------    -----------    -----------    -----------
NET INCOME:
  Continuing operations                               $12,416        $ 6,933        $29,336        $19,399
  Discontinued operations                                               (255)           294         (3,924)
                                                   -----------    -----------    -----------    -----------
       Total                                          $12,416        $ 6,678        $29,630        $15,475
                                                   ===========    ===========    ===========    ===========

BASIC EARNINGS PER SHARE:
  Average basic shares outstanding                     16,171         15,708         16,054         15,510
                                                   ===========    ===========    ===========    ===========

  Continuing operations                               $  0.77        $  0.44        $  1.83        $  1.25
  Discontinued operations                                              (0.02)          0.02          (0.25)
                                                   -----------    -----------    -----------    -----------
       Total                                          $  0.77        $  0.42        $  1.85        $  1.00
                                                   ===========    ===========    ===========    ===========

DILUTED EARNINGS PER SHARE:
  Average basic shares outstanding                     16,171         15,708         16,054         15,510
  Net effect of dilutive stock options (1)              1,023            507            962            555
                                                   -----------    -----------    -----------    -----------
       Total                                           17,194         16,215         17,016         16,065
                                                   ===========    ===========    ===========    ===========

  Continuing operations                               $  0.72        $  0.43        $  1.72        $  1.21
  Discontinued operations                                              (0.02)          0.02          (0.25)
                                                   -----------    -----------    -----------    -----------
       Total                                          $  0.72        $  0.41        $  1.74        $  0.96
                                                   ===========    ===========    ===========    ===========


(1) Based on the treasury stock method.
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